Exhibit 99.1

Royal Gold Provides Update on Pascua-Lama

DENVER, COLORADO. OCTOBER 31, 2013: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL) (“Royal Gold” or the “Company”) announced that Barrick Gold Corporation (“Barrick”) today reported it has decided to temporarily suspend construction activities at Pascua-Lama, except those required for environmental protection and regulatory compliance. Barrick said its decision to re-start will depend on improved project economics such as go-forward costs, the outlook for metal prices, and reduced uncertainty associated with legal and other regulatory requirements. Barrick also indicated that its decision will maintain the option value of this major world class resource and its potential to generate significant cash flows during its 25 year mine life and beyond.

Royal Gold holds a 0.78% to 5.23% sliding scale net smelter royalty on the Chilean side of the Pascua-Lama project and is not responsible for capital costs or other costs of the project. The Company does not expect Barrick’s decision will have any impact on the carrying value of its investment in the royalty at Pascua-Lama.

CORPORATE PROFILE

Royal Gold is a precious metals royalty and stream company engaged in the acquisition and management of precious metal royalties, streams, and similar production based interests. The Company owns interests on 204 properties on six continents, including interests on 36 producing mines and 21 development stage projects. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s website is located at www.royalgold.com.

For further information, please contact:

Karli Anderson

Vice President Investor Relations

(303) 575-6517

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Exhibit 99.1

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Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this press release include forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements regarding the timing of Barrick’s environmental and regulatory compliance, construction and initial production from and capital costs related to Barrick’s Pascua-Lama project, as well as possible slowdown or suspension of work on the project. Factors that could cause actual results to differ materially from such forward-looking statements include, among others, Barrick’s future decisions about how to proceed with the project, its ability to bring the project into production on time and with capital costs in accordance with any revised budget, the outcome of legal and regulatory proceedings regarding the project, precious metals prices, economic and market conditions, as well as other factors described in our Annual Report on Form 10-K, and other filings with the SEC. Most of these factors are beyond the Company’s ability to predict or control. The Company disclaims any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.

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